SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     ------

                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934




Date of report (Date of earliest event reported):    August 6, 2009



                                   Coach, Inc.
                              --------------------
             (Exact name of registrant as specified in its charter)


   Maryland                        1-16153                      52-2242751
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  (State of               (Commission File Number)             (IRS Employer
Incorporation)                                              Identification No.)


                    516 West 34th Street, New York, NY 10001
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               (Address of principal executive offices) (Zip Code)



                                 (212) 594-1850
                              --------------------
              (Registrant's telephone number, including area code)


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Item 1.01:  Entry into a Material Definitive Agreement.

         On August 6, 2009, the Board of Directors of Coach, Inc. ("Coach" or the "Company") authorized a four-year, performance-based share award for Lew Frankfort, Coach's Chairman and CEO. This award was granted in order to provide continuity of Mr. Frankfort's strong leadership at a pivotal time for the Coach brand given the evolving retail environment and the company's significant growth opportunities. It will extend his tenure for an additional two years beyond the end of his current contract, set to expire July 2011.

         The performance-based award is comprised of restricted stock units having a total fair market value as of the respective grant dates of $10,000,000, assuming performance of the Company against specified performance goals (determined by the Human Resources Committee of Coach's Board of Directors) at "Target" levels. The actual award value may range from 0-133% of Target, depending on the Company's level of the achievement of these performance measures and goals over the stated periods. The award will vest in full on June 29, 2013, subject to Mr. Frankfort's continued employment and the achievement of these goals.

         Also, on August 6, 2009, the Human Resources Committee of Coach's Board of Directors determined the performance goals for the Company's fiscal year 2010 for purposes of determining bonuses to be paid under the Company's Performance-Based Annual Incentive Plan. Bonuses under the plan for the Company's named executive officers and other executive officers shall be based upon the Company achieving pre-determined performance targets in the following areas: operating income, diluted earnings per share, operating cash flow and net sales.





Item 9.01:  Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is being furnished herewith:


[None]

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 10, 2009

                                     COACH, INC.

                                     By:  /s/ Todd Kahn
                                         -------------------------
                                          Todd Kahn
                                          Senior Vice President, General Counsel
                                          and Secretary